Exhibit 10.32

EXCLUSIVE SUPPLY AGREEMENT

Entered into effective as of this 14th day of January, 2011

Between:

LANXESS Inc. (“LANXESS”), a company organized under the laws of Canada and having its principal place of business at 1265 Vidal Street South, Sarnia, Ontario N7T 7M2 and, solely for purposes of Article II hereof, LANXESS Corporation (“LXS Corporation”), a Delaware corporation,

- AND -

GEVO, Inc. (“GEVO”), a company organized under the laws of Delaware and having its principal place of business at 345 Inverness Drive South, Building C, Suite 130, Englewood, Colorado 80112

(each a “Party” and collectively the “Parties”).

Recitals:

A. GEVO is in the business of developing, manufacturing and selling Bio-based Isobutanol (as defined below).

B. GEVO and LANXESS have a mutual interest in the successful commercial development of GEVO’s Bio-based Isobutanol business and in the development of certain uses and markets for GEVO’s Bio-based Isobutanol; and to that end, LANXESS has been investing in related research and is contemplating significant capital investments and a long-term supply agreement with GEVO. In furtherance and recognition of its efforts in this regard, LANXESS has an interest in acquiring certain exclusivity rights with respect to the purchase and use of Bio-based Isobutanol produced by GEVO.

C. LXS Corporation, currently holds 584,113 shares of GEVO’s Series D-1 Preferred Stock, par value $0.01 per share, and, subject to the terms of this AGREEMENT LXS Corporation is prepared to make a further equity investment in GEVO.

D. GEVO and LANXESS have a mutual interest in: (1) exploring the potential for a possible business collaboration in connection with the development of a commercial cellulosic butene facility in Southeast Asia; and (2) developing a technically and economically viable pathway for production of butadiene from Bio-based Isobutanol.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:

Article I.    Definitions

1. For purposes of this AGREEMENT:

“Affiliate” of an entity means any other entity directly or indirectly controlling, controlled by, or under direct or indirect common control with, such entity. An entity shall be deemed to control another entity if such entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other entity whether through the ownership of voting securities, by contract, or otherwise.

“AGREEMENT” means this Exclusive Supply Agreement as amended or varied in accordance with its terms.

“Bio-based Isobutanol” means any isobutanol that is produced from bio-mass and is not made from petroleum products.

“Butenes” means a mixture of C4 hydrocarbons comprised of one or more of all possible butene isomers: isobutylene, 1-butene, cis-2-butene, and trans-2-butene in an aggregate concentration of not less than fifty percent (50%); provided, however, that for purposes of this AGREEMENT the term Butenes shall not include Butenes which are produced as a by-product of jet fuel, diesel, gasoline, MTBE for fuel, ETBE for fuel or other fuel production.

“Butyl Rubber” means any elastomer, including but not limited to any such halogenated product, primarily produced by polymerizing greater than 50% isobutylene with one or more co-monomers, including but not limited to any elastomers resulting from any use of the polymer in blends and/or converted forms.

“Cellulosic Butene Facility JDA” has the meaning ascribed to that term in Article V, section 1.

“Chemicals Field” means the use of isobutylene and other Butenes in chemical applications which are not encompassed by the Polybutadiene and Butyl Exclusivity and / or the Polyisobutylene Exclusivity, and does not include the use of isobutylene or other Butenes in connection with jet fuel, diesel, gasoline, MTBE for fuel, ETBE for fuel and all other fuel applications.

“Chemical Supply” means the supply of isobutylene or other Butenes to a customer for the customer’s purpose of internally using such isobutylene or other Butenes for final use in the Chemicals Field, or for the customer’s purpose of selling or transferring such isobutylene or other Butenes to a third party for final use in the Chemicals Field.

“Dehydration Facility” means a commercial scale facility to convert isobutanol, n-butanols, or a mixture of these, to isobutene, n-butenes, butadiene, or mixed butanes, respectively.

“Exclusivity Rights” means the Exclusive First Right to Supply, the Polybutadiene and Butyl Exclusivity, and the Polyisobutylene Exclusivity collectively.

“Election Notice” has the meaning ascribed to that term in Article III, section 1(D)(ii) of this AGREEMENT.

“Election Period” has the meaning ascribed to that term in Article III, section 1(D)(ii) of this AGREEMENT.

“Excluded Supply” has the meaning ascribed to that term in Article III, section 1(D)(ii) of this AGREEMENT.

“Exclusive First Right to Supply” has the meaning ascribed to that term in Article III, section 1(A) of this AGREEMENT.

“Force Majeure” means any act, event or circumstance or combination of acts, events or circumstances which are beyond the affected Party’s reasonable control and which could not have been prevented by the affected Party acting as a reasonable and prudent operator and which prevent, impede or delay the performance by the affected Party of its obligations under the AGREEMENT.

“GEVO Bio-based Isobutanol” means Bio-based Isobutanol produced by or for GEVO or its Affiliates.

“GEVO Competitor” means any entity, or Affiliate of an entity, that is directly or indirectly involved in the research, development, production, sales or marketing of butanol or its isomers in any manner that would cause such an entity or Affiliate to be in competition with GEVO.

“GEVO’s Exclusive First Right to Supply” means such exclusive first right to supply as is granted to GEVO in accordance with Article IV, section 2.

“LANXESS Ability to Supply Date” means the date when LANXESS provides written notice to GEVO that LANXESS has both:

(1)	the ability to acquire under the Off-take Agreement such quantity of GEVO Bio-based Isobutanol; and

(2)	the available capacity to produce and supply such quantity of isobutylene and / or butenes;

as is required for LANXESS to reasonably exercise the Exclusive First Right to Supply.

“Notification” has the meaning ascribed to that term in Article III, section 1(D)(i) of this AGREEMENT.

“Off-take Agreement” means a definitive agreement entered into between the Parties for the supply of GEVO Bio-based Isobutanol to LANXESS, the terms of which at the date of this AGREEMENT remain to be negotiated and settled between the Parties in accordance with Article IV hereof.

“Polybutadiene” means in liquid as well as in solid form:

a.	any elastomer primarily produced by polymerization of greater than 50% butadiene including but not limited to any elastomers resulting from any use of the polymer in blends and/or converted forms; or

b.	any elastomer primarily produced by co-polymerization of greater than 50% of styrene and butadiene including but not limited to any elastomers resulting from any use of the polymer in blends and/or converted forms.

“Polybutadiene and Butyl Exclusivity” has the meaning ascribed to that term in Article III, section 2(A) of this AGREEMENT.

“Polyisobutylene” means any polymer, including highly reactive polyisobutylene and regular polyisobutylene, primarily produced by polymerization of at least 50% isobutylene and having an average molecular weight of at least 400, including but not limited to any product resulting from any use of the polymer in blends and/or converted forms.

“Polyisobutylene Arrangements” has the meaning ascribed to that term in Article III, section 3(B)(i) of this AGREEMENT.

“Polyisobutylene Exclusivity” has the meaning ascribed to that term in Article III, section 3(A) of this AGREEMENT.

“Polyisobutylene Notification” has the meaning ascribed to that term in Article III, section 3(B)(i) of this AGREEMENT.

“Supply Agreement” means an agreement between LANXESS and a customer for the supply of isobutylene or other Butenes produced from GEVO’s Bio-based Isobutanol for use in the Chemicals Field.

“Term of Exclusivity” means with respect to each of: (i) the Exclusive First Right to Supply; (ii) the Polybutadiene and Butyl Exclusivity; and (iii) the Polyisobutylene Exclusivity; a period commencing on the above effective date of this AGREEMENT and terminating on the tenth anniversary of the effective date of the Off-take Agreement, which period shall be extended by the duration of any renewal terms that may be in force pursuant to the terms of Article III, section 5, and subject to early termination pursuant to the terms set forth in Article III, section 4.

“Termination Events” has the meaning ascribed to that term in Article III, section 4 of this AGREEMENT.

Article II.    Equity Investment by LXS Corporation

1.

Notwithstanding anything to the contrary contained in that certain Term Sheet for the Private Placement of Series D-2 Preferred Stock of GEVO, by and among GEVO and the investors named therein (the “D-2 Term Sheet”), LXS Corporation hereby acknowledges and agrees that (a) LXS Corporation’s obligation to invest in GEVO’s Series D-2 Preferred Stock (the “D-2 Preferred”) on the terms and subject to the conditions contained in the D-2 Term Sheet shall, upon the execution and delivery of the D-2 Term Sheet by LXS Corporation and GEVO, be binding and enforceable against LXS Corporation and that such obligation shall not be conditioned upon the execution of the Series D-2 Term Sheet by Goldman Sachs Group, Inc., (b) GEVO may, in its sole and absolute discretion, chose to consummate the First Closing and any Additional Closings (each as defined in the D-2 Term Sheet) of sales of the D-2 Preferred without withdrawing its registration statement on Form S-1, currently on file with the U.S. Securities and Exchange Commission (the

“Current S-1”), and LXS Corporation’s obligation to invest in the D-2 Preferred at any such closings shall not be conditioned upon, or effected in any way by GEVO’s decision with respect to the Current S-1 and (c) the commercial rights to be granted to LXS Corporation in connection with the D-2 Preferred financing, as described in the D-2 Term Sheet under the Heading “Commercial Rights (LANXESS),” shall be granted to LANXESS on the terms and subject to the conditions set forth in this AGREEMENT.

2.	GEVO hereby acknowledges and agrees that, so long as LXS Corporation participates in the First Closing in accordance with the terms set forth in the D-2 Term Sheet, effective upon the First Closing and until such time as GEVO shall complete an IPO or a Merger (each as defined in the D-2 Term Sheet), in the event of an offer to buy GEVO, or in the event the Board of Directors of GEVO decides to seek a buyer for GEVO, GEVO will promptly inform LXS Corporation in writing of such offer or decision and will not enter into any agreement or understanding (except in the form of a customary confidentiality agreement), or enter into exclusive negotiations, with respect to any sale transaction for at least 20 business days following such notice. During this period, GEVO will negotiate in good faith (but non-exclusively) with LXS Corporation or a designated Affiliate of LXS Corporation for a sale transaction to the extent reasonably requested by LXS Corporation or such designated Affiliate, and the Board of Directors of GEVO will consider any proposal made by LXS Corporation or such designated Affiliate in a manner consistent with the Board of Director’s exercise of its fiduciary duties.

Article III.    Exclusivity Arrangements

1.	Exclusive First Right to Supply

(A)	Subject to the terms and conditions of this AGREEMENT, including the Termination Events and the conditions set out in paragraphs (B), (C), (D), (E) and (F) below, for the applicable Term of Exclusivity, GEVO hereby grants to LANXESS, on a worldwide basis, an exclusive (except with respect to Excluded Supply), non-transferable, non-sublicensable right to acquire and use GEVO Bio-based Isobutanol to produce isobutylene and / or other Butenes for Chemical Supply (the “Exclusive First Right to Supply”).

(B)	For the avoidance of doubt and subject to the provisions set forth in paragraph (F) below, GEVO agrees that, except as otherwise expressly permitted under this Article III, section 1, for the period of the Exclusive First Right to Supply neither GEVO nor any Affiliate of GEVO shall: (1) use Bio-based Isobutanol for the purpose of producing isobutylene or other Butenes for Chemical Supply (other than for Excluded Supply); or (2) supply Bio-based Isobutanol to any party other than LANXESS (other than for Excluded Supply) to the extent that GEVO or such Affiliate of GEVO knows or reasonably ought to know, after due inquiry, that such party intends to (a) use such Bio-based Isobutanol for the purpose of producing isobutylene or other Butenes for use in the Chemicals Field or (b) resell or transfer such Bio-based Isobutanol to a third party for the purpose of producing isobutylene or other Butenes for use in the Chemicals Field.

(C)	LANXESS shall notify GEVO of the LANXESS Ability to Supply Date promptly after LANXESS reasonably knows or reasonably ought to know that both conditions in the definition of the LANXESS Ability to Supply Date have been satisfied. The Parties recognize that LANXESS will not be in a position to fully exercise the Exclusive First Right to Supply until the LANXESS Ability to Supply Date. Therefore, until the LANXESS Ability to Supply Date, GEVO and LANXESS shall reasonably cooperate in marketing isobutylene and butenes produced using GEVO Bio-based Isobutanol to customers in the Chemicals Field and in developing tolling capacity to meet near term demand for such isobutylene and Butenes in the Chemicals Field. Without limiting the generality of the foregoing, this cooperation shall be subject to the following arrangements:

(i)	Until the LANXESS Ability to Supply Date, GEVO shall have the right to:

(1)	develop toll production of isobutylene and butenes using GEVO Bio-based Isobutanol for the purposes of supplying such isobutylene and Butenes to customers in the Chemicals Field; and

(2)	supply such isobutylene and / or Butenes to customers in the Chemicals Field.

(ii)	GEVO shall obtain LANXESS’ prior approval to all such tolling and supply arrangements, such approval not to be unreasonably withheld or delayed. If LANXESS’ fails to approve or disapprove of a tolling or supply arrangement within fifteen (15) business days of receiving notice thereof, approval shall be deemed to have been granted.

(iii)	Upon written request from LANXESS (effective on or after the LANXESS Ability to Supply Date), GEVO agrees to promptly transfer all of its isobutylene and / or butenes customers in the Chemicals Field to LANXESS, subject to transfer and assignment from GEVO to LANXESS of all related contractual rights and obligations (other than any liabilities, contractual or otherwise, arising from GEVO’s negligence, breach or non-performance of such obligations).

(iv)	Upon written request from LANXESS (effective on or after the LANXESS Ability to Supply Date), GEVO agrees to promptly transfer any such tolling arrangements to LANXESS, subject to transfer and assignment from GEVO to LANXESS of all related contractual rights and obligations (other than any liabilities, contractual or otherwise, arising from GEVO’s negligence, breach or non-performance of such obligations).

(D)	The Parties shall follow the following referral process with respect to the Exclusive First Right to Supply:

(i)

From and after the LANXESS Ability to Supply Date, in the event a customer approaches GEVO or an Affiliate of GEVO for the supply of isobutylene or other Butenes for final use in the Chemicals Field or for Chemical Supply during the Term of Exclusivity, GEVO shall promptly provide written notice to LANXESS of such customer (the “Notification”). The date of such Notification shall be the date GEVO provided such Notification to LANXESS. In the event a customer approaches LANXESS directly for the supply of isobutylene or other Butenes for final use in the Chemicals Field or for Chemical Supply during the Term of Exclusivity, LANXESS shall promptly provide written notice to GEVO of such customer, and the date of the Notification shall be the date such customer approached LANXESS.

(ii)	LANXESS shall have sixty (60) calendar days from the date of the Notification (the “Election Period”) to provide written notice to GEVO of its intent to exercise the Exclusive First Right to Supply with respect to such customer (the “Election Notice”). If LANXESS delivers an Election Notice to GEVO within the Election Period indicating its intent to exercise its Exclusive First Right to Supply with respect to such customer, then LANXESS shall have a period of nine (9) months from the date of the Notification to enter into a mutually acceptable Supply Agreement with such customer. If: (1) an Election Notice is not received by GEVO within the Election Period; (2) LANXESS notifies GEVO at any time following the relevant Notification that it does not wish to exercise its Exclusive First Right to Supply with respect to such customer; (3) the customer notifies LANXESS at any time following the relevant Notification that it does not wish to enter into a Supply Agreement with LANXESS; or (4) LANXESS and the customer do not enter into a Supply Agreement within said nine (9) month period; then GEVO will have the unrestricted right, in its sole discretion, to supply such customer with such quantity of isobutylene or other Butenes as the customer is seeking at that time for its use in the Chemicals Field or for Chemical Supply, and LANXESS shall have no further rights with respect to the supply of such quantity of isobutylene or other Butenes to such customer (each such supply an “Excluded Supply”). Notwithstanding the foregoing, nothing contained in this Article III, Section 1(D)(ii) shall be construed in a manner that would entitle GEVO to enter into an Excluded Supply arrangement to the extent a customer elects to purchase Bio-based Isobutanol for conversion to (a) Polybutadiene or Butyl Rubber or (b) Polyisobutylene, and LANXESS shall have the exclusive right to convert GEVO Bio-based Isobutanol to such chemical intermediates and to distribute such GEVO Bio-based Isobutanol into such applications pursuant to Article III, Sections 2 and 3 hereof.

(iii)	For the avoidance of doubt, GEVO’s sole obligations pursuant to this Article I, Section 1 are to: (1) reasonably cooperate with LANXESS prior to the LANXESS Ability to Supply Date, in accordance with paragraph (C) above; and (2) provide a Notification to LANXESS in accordance with the terms of subparagraph (i) above. In particular, GEVO shall not have any obligation to assist LANXESS with the negotiation of a Supply Agreement and shall not have any liability in the event that a customer elects not to enter into a Supply Agreement or LANXESS is otherwise unable to enter into a Supply Agreement with a customer, except to the extent that any such event is caused by any breach of GEVO’s obligations under this AGREEMENT. For the avoidance of doubt, GEVO acknowledges and agrees that neither GEVO nor any Affiliate of GEVO shall provide information to or communicate with any customer seeking Chemical Supply or other party, or take any other action, in any manner which may reasonably be expected to prejudice, impede or interfere with LANXESS’ efforts to conclude any Supply Agreement with any customer seeking Chemical Supply.

(E)

LANXESS shall have the right to exercise the Exclusive First Right to Supply directly or through any agent, Affiliate, contractor or representative, as determined by LANXESS in its sole discretion provided that such agent, Affiliate, contractor or representative is not a GEVO Competitor and so long as, in each such exercise of this right, LANXESS retains all obligations for payment or otherwise hereunder.

(F)	Notwithstanding anything to the contrary contained in this AGREEMENT, GEVO shall, in addition to its other rights under this Article III, have the right to (i) use Bio-based Isobutanol to produce (internally or through an Affiliate or tolling arrangement) isobutylene or other Butenes solely as an intermediate step in GEVO’s internal production (directly or indirectly through an Affiliate or tolling arrangement) of any product other than (a) Polybutadiene, Butyl Rubber or Polyisobutylene or (b) any product intended for use as a precursor or raw material for the production of Polybutadiene, Butyl Rubber or Polyisobutylene; and (ii) sell GEVO Bio-based Isobutanol to any customer which uses such product to produce (internally or through an Affiliate or tolling arrangement) isobutylene or other Butenes solely as an intermediate step in its internal production (directly or indirectly through an Affiliate of such customer or tolling arrangement) of any product other than (a) Polybutadiene, Butyl Rubber or Polyisobutylene or (b) any product intended for use as a precursor or raw material for the production of Polybutadiene, Butyl Rubber or Polyisobutylene.

2.	Polybutadiene & Butyl Rubber Exclusivity

(A)	Subject to the terms and conditions of this AGREEMENT, including the Termination Events and the conditions set out in paragraphs (B) and (C) below, for the applicable Term of Exclusivity, GEVO hereby grants to LANXESS, on a worldwide basis, an exclusive, non-transferable, non-sublicensable right to acquire and use GEVO Bio-based Isobutanol for the purpose of producing butadiene and isobutylene for use in the production of Polybutadiene and Butyl Rubber (the “Polybutadiene and Butyl Exclusivity”).

(B)	For the avoidance of doubt, GEVO agrees that for the period of the Polybutadiene and Butyl Exclusivity, neither GEVO nor any Affiliate of GEVO shall: (1) use Bio-based Isobutanol for the purpose of producing any butadiene or isobutylene for use in the production of Polybutadiene or Butyl Rubber: or (2) supply Bio-based Isobutanol to any party other than LANXESS to the extent that GEVO or such Affiliate of GEVO knows or reasonably ought to know, after due inquiry, that such party intends to use such product, or to resell or transfer such product to another party, for the purpose of producing any butadiene or isobutylene for use in the production of Polybutadiene or Butyl Rubber.

(C)	LANXESS shall have the right to exercise the Polybutadiene and Butyl Exclusivity directly or through any agent, Affiliate, contractor or representative, as determined by LANXESS in its sole discretion provided that such agent, Affiliate, contractor or representative is not a GEVO Competitor and so long as, in each such exercise of this right, LANXESS retains all obligations for payment or otherwise hereunder.

3.	Polyisobutylene Exclusivity

(A)

Subject to the terms and conditions of this AGREEMENT, including the Termination Events and the conditions set out in paragraphs (B), (C), and (D) below, for the applicable Term of Exclusivity, GEVO hereby grants to LANXESS, on a worldwide basis, an exclusive non-transferable, non-sublicensable right to acquire and use GEVO Bio-based Isobutanol for the purpose of producing isobutylene for use in the production of Polyisobutylene (the “Polyisobutylene Exclusivity”).

(B)	The Polyisobutylene Exclusivity shall be subject to the following conditions:

(i)	Until such time as LANXESS provides GEVO with written notification that LANXESS has the capability to supply isobutylene to Polyisobutylene Customers (as defined below) and elects to do so (the “Polyisobutylene Notification”), GEVO shall be permitted to produce, internally or through tolling arrangements, and sell Polyisobutylene and to sell GEVO Bio-based Isobutanol to customers for use in the production of Polyisobutylene; provided, however, that GEVO shall discuss with LANXESS, in good faith: (1) any arrangements that it intends to enter into for the supply of Bio-based Isobutanol for use in the production of Polyisobutylene; and (2) any tolling or supply arrangements that it intends to enter into for the production or sale of Polyisobutylene; and shall obtain LANXESS’ prior approval to all such supply and tolling arrangements (“Polyisobutylene Arrangements”), such approval not to be unreasonably withheld or delayed.

(ii)	Upon written request from LANXESS (effective on or after the date of the Polyisobutylene Notification), GEVO agrees to promptly transfer all of its customers under its Polyisobutylene Arrangements (the “Polyisobutylene Customers”) to LANXESS, subject to transfer and assignment from GEVO to LANXESS of all related contractual rights and obligations (other than any liabilities, contractual or otherwise, arising from GEVO’s negligence, breach or non-performance of such obligations).

(iii)	Upon written request from LANXESS (effective on or after the date of the Polyisobutylene Notification), GEVO agrees to promptly transfer any tolling arrangements under its Polyisobutylene Arrangements to LANXESS, subject to transfer and assignment from GEVO to LANXESS of all related contractual rights and obligations (other than any liabilities, contractual or otherwise, arising from GEVO’s negligence, breach or non-performance of such obligations).

(C)	For the avoidance of doubt, GEVO agrees that, except as otherwise expressly permitted under this Article III, section 3, for the period of the Polyisobutylene Exclusivity, neither GEVO nor any Affiliate of GEVO shall: (1) use Bio-based Isobutanol for the purpose of producing any isobutylene for use in the production of Polyisobutylene; or (2) supply Bio-based Isobutanol to any party other than LANXESS to the extent that GEVO or such Affiliate of GEVO knows or reasonably ought to know, after due inquiry, that such party intends to use, or to resell or transfer such product to another party, for the purpose of producing any isobutylene for use in the production of Polyisobutylene.

(D)	LANXESS shall have the right to exercise the Polyisobutylene Exclusivity directly or through any agent, Affiliate, contractor or representative, as determined by LANXESS in its sole discretion provided that such agent, Affiliate, contractor or representative is not a GEVO Competitor and so long as, in each such exercise of this right, LANXESS retains all obligations for payment or otherwise hereunder.

4.	Termination Events

The Exclusivity Rights shall automatically terminate upon the occurrence of any of the following events (collectively referred to as the “Termination Events”):

(i)	if LANXESS and GEVO do not enter into an Off-take Agreement by December 30, 2011;

(ii)	if the Off-take Agreement is lawfully terminated by either Party;

(iii)	if, by December 30, 2011, LANXESS has either not made or has not notified GEVO of a final investment decision to build a Dehydration Facility;

(iv)	if LANXESS notifies GEVO at any time prior to December 30, 2011 that it has made a final decision not to build a Dehydration Facility;

(v)	if LANXESS has failed to commence operation of a Dehydration Facility by no later than December 30, 2013, unless such failure is excused by Force Majeure;

(vi)	if LANXESS purchases Bio-based Isobutanol from any source other than GEVO in contravention of GEVO’s Exclusive First Right to Supply;

(vii)	if LANXESS fails to cure any material breach of this AGREEMENT or the Off-take Agreement within thirty (30) days after receiving a written notice of the breach from GEVO or if such breach cannot reasonably be cured within such thirty (30) day period, within such longer period as is reasonably required to cure such breach not to exceed ninety (90) days after receiving such written notice of the breach; or

(viii)	if LANXESS dissolves, liquidates, ceases to conduct business, or becomes insolvent or seeks protection pursuant to any bankruptcy, receivership, trust deed, creditors arrangement or comparable proceeding, or such proceeding is instituted against LANXESS and not dismissed within sixty (60) days.

5.	Exclusivity Rights in Off-take Agreement and Renewal Terms

The Parties agree that the Exclusivity Rights shall be incorporated into the Off-take Agreement at the time of its completion and execution, and that, in the event the Off-take Agreement is entered into between the Parties, after completion of the initial Term of Exclusivity each of the relevant Exclusivity Rights shall continue on the same terms for successive renewal terms of five (5) years, subject to termination at the end of the initial Term of Exclusivity or any such renewal term by either Party giving the other Party not less than twenty-four (24) months prior written notice of termination.

6.	Review of List of Products

LANXESS and GEVO shall mutually review on an annual basis the products included in the scope of the Exclusivity Rights. If, upon such review: (i) the Parties mutually agree to change any such products, they shall promptly make any required amendments to this AGREEMENT;

or (ii) the Parties do not mutually agree to change any such products, this AGREEMENT shall continue in force unchanged.

Article IV.    Off-take Agreement

1.	While the Parties intend for July 31, 2011 to be a non-binding target for execution of the Off-take Agreement, they hereby agree that, upon the execution of this AGREEMENT, they shall, acting in good faith, use reasonable efforts (and provide reasonable resources) to settle the terms of, and execute, a mutually satisfactory Off-take Agreement by no later than December 30, 2011. The Parties agree that they will utilize the Heads of Agreement that was signed by the Parties effective May 7, 2010 (the “HOA”) as a non-binding starting point for their negotiation of the Off-take Agreement, taking into account that certain of the provisions in the HOA are no longer up to date with the Parties’ most recent discussions and positions.

2.	The Parties agree that the Off-take Agreement shall include a provision which stipulates that:

(i)	during the term of the Off-take Agreement, GEVO shall have the exclusive first right to supply LANXESS and its Affiliates with all its requirements for Bio-based Isobutanol in excess of the minimum quantity and up to the maximum quantity that are agreed in the Off-take Agreement;

(ii)	the exclusive first right to supply set forth in subsection (i) above, shall be exercised in accordance with the pricing and terms of the Off-take Agreement, provided, however, that if LANXESS obtains a bona fide offer from another supplier for such requirements of Bio-based Isobutanol at pricing and terms which are in the aggregate more advantageous to LANXESS than the pricing and terms of the Off-take Agreement (taking into account any and all transportation costs, duties, tariffs, taxes, and other items affecting the overall cost), then the exclusive first right to supply set forth in subsection (i) above shall be exercised in accordance with the pricing and terms of such other offer; and

(iii)	to the extent GEVO for any reason fails or is unable to satisfy all such LANXESS requirements, LANXESS shall have the right to satisfy its requirements from any other sources, as LANXESS in its sole discretion may determine.

3.	Each Party shall bear its own costs and expenses whatsoever and howsoever arising or incurred in connection with the Parties’ efforts to settle the terms of, and execute, an Off-take Agreement. The Parties hereby acknowledge and agree that the failure of the Parties to settle the terms of, or execute, an Off-take Agreement by December 30, 2011 or by any other date shall not be the basis of any obligation, liability, claim or cause of action against each other. This provision shall not detract from the Parties’ other obligations under this AGREEMENT.

Article V.    Cellulosic Butene Facility JDA

1.	LANXESS shall have the option to initiate discussion with GEVO of a joint development agreement for the purpose of exploring the potential for a possible business collaboration between the Parties in connection with the development of a commercial cellulosic butene facility in Southeast Asia (“Cellulosic Butene Facility JDA”). If LANXESS elects to exercise this option, it shall provide written notification thereof to GEVO by no later than March 31, 2011. The Parties hereby agree that, upon LANXESS providing such notification, they shall, acting in good faith, use reasonable efforts (and provide reasonable resources) to: (i) settle the terms of, and execute, a mutually satisfactory Cellulosic Butene Facility JDA by no later than June 30, 2011; and (ii) complete mutually agreed upon milestones (as set forth in such Cellulosic Butene Facility JDA) by January 31, 2012. GEVO agrees to not pursue discussion or development of such a facility with any third party during the period prior to January 31, 2012, unless LANXESS has not exercised this option by March 31, 2011 or the Parties have not executed the Cellulosic Butene Facility JDA by June 30, 2011, as applicable. The Parties may extend any one or more of the three dates set forth in this section by mutual agreement.

2.	Each Party shall bear its own costs and expenses whatsoever and howsoever arising or incurred in connection with the Parties’ efforts to settle the terms of, and execute, a Cellulosic Butene Facility JDA. The Parties hereby acknowledge and agree that the failure of the Parties to settle the terms of, or execute, a Cellulosic Butene Facility JDA by June 30, 2011 or by any other date shall not be the basis of any obligation, liability, claim or cause of action against each other. This provision shall not detract from the Parties’ other obligations under this AGREEMENT.

Article VI.    Bio-butadiene JDA

1.	The Parties hereby agree that, upon the execution of this AGREEMENT, they shall, acting in good faith, use reasonable efforts (and provide reasonable resources) to settle the terms of, and execute, a mutually satisfactory joint development agreement for the purpose of developing a technically and economically viable means of producing butadiene from Bio-based Isobutanol (“Bio-Butadiene JDA”) by no later than June 30, 2011.

2.	Each Party shall bear its own costs and expenses whatsoever and howsoever arising or incurred in connection with the Parties’ efforts to settle the terms of, and execute, a Bio-Butadiene JDA. The Parties hereby acknowledge and agree that the failure of the Parties to settle the terms of, or execute, a Bio-Butadiene JDA by June 30, 2011 or by any other date shall not be the basis of any obligation, liability, claim or cause of action against each other. This provision shall not detract from the Parties’ other obligations under this AGREEMENT.

Article VII.    General

1.	Each Party shall be relieved of its obligations under this AGREEMENT to the extent that its ability to perform such obligations is delayed, prevented or impaired by Force Majeure.

2.	This AGREEMENT constitutes the entire and only agreement between the Parties relating to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by written mutual agreement by the Parties.

3.	Any delay in enforcing a Party’s right under this AGREEMENT or any waiver as to a particular default or other matter will not constitute a waiver of such party’s rights to the future enforcement of its rights under this AGREEMENT, except only as to an express written and signed waiver to a specific matter for a specific period of time.

4.	Any notice required by this AGREEMENT will be given by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed to:

For LANXESS:

LANXESS Inc.

1265 Vidal Street South,

Sarnia, Ontario N7T 7M2,

Canada

ATTENTION: President and Managing Director

For LXS Corporation:

LANXESS Corporation

111 RIDC Park West Drive

Pittsburgh, PA 15275-1112

USA

Attention: General Counsel

For GEVO:

GEVO, Inc.

345 Inverness Drive South,

Building C, Suite 130,

Englewood, CO 80112

USA

Attention: General Counsel

or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

5.	This AGREEMENT is made under and shall be construed, interpreted and controlled by the laws of the State of Delaware, and all claims arising out of or related to the parties’ relationship created by this AGREEMENT, whether in contract, tort or otherwise, shall be governed and decided pursuant to the laws of the State of Delaware, including Delaware’s statutes of limitations but not including its conflict of law rules. The Parties agree to submit to the courts of said jurisdiction and that such venue shall be exclusive regarding disputes arising out of this AGREEMENT, except for the enforcement of judgments in which case such venue shall be non-exclusive.

6.	All additions or modifications to this AGREEMENT must be made in writing and must be executed by both parties.

7.	This AGREEMENT may be executed by facsimile or PDF signature in any number of counterparts, all of which taken together shall constitute one in the same instrument.

8.	GEVO and LANXESS are each subject to the provisions of the mutual Disclosure Agreement entered into between the Parties having an Effective Date of September 11, 2009, including the Amendment Number 1 having an Effective Date of September 11, 2010. Said Disclosure Agreement is incorporated by reference as if fully set forth in its entirety herein. To the extent disclosure of this AGREEMENT or any information relating to this AGREEMENT is required under any applicable law, judicial order or decree, the Party required to make such disclosure shall to the extent practicable, provide the other Party with prior written notice of such disclosure so that the other Party may seek a protective order or waiver of compliance with such law, judicial order or decree, and the Party required to make such disclosure shall provide reasonable assistance to the other Party in its efforts to obtain such a protective order or waiver.

9.	In case any provision in this AGREEMENT shall be, or at any time shall become invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not in any way affect or impair any other provision of this AGREEMENT and this AGREEMENT shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

10.	Except as expressly permitted under this section 10, neither Party may assign or transfer any of its rights or obligations under this AGREEMENT to a third party without the other Party’s prior written consent, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing and any other provisions of this AGREEMENT, each of GEVO and LANXESS shall have the right to assign or transfer all or any part of its rights and obligations to an Affiliate of such Party with prior written notice to the other party, provided that such Affiliate: (i) agrees in writing to be bound by all relevant terms of this AGREEMENT; and (ii) provides the other Party with all such information as is reasonably required to satisfy the other Party of such Affiliate’s ability to perform all such obligations as are assigned to it. Any attempted assignment or transfer in violation of this section 10 will be null and void.

IN WITNESS WHEREOF, the Parties, through their respective duly authorized officers, have executed this AGREEMENT on the date first written above.

LANXESS Inc.

1265 Vidal Street South

Sarnia ON

Canada N7T 7M2

Authorized Signature:

  /s/    Alexander Marshall

Printed Name/Title:      Alexander Marshall / President & Managing Director

Date of Signature:      January 13, 2011

GEVO, Inc.

345 Inverness Drive South,

Building C, Suite 130,

Englewood, CO 80112

USA

Authorized Signature:

  /s/    Patrick Gruber

Printed Name/Title:      Patrick Gruber / CEO

Date of Signature:      January 14, 2011

and, solely for purposes of Article II:

LANXESS Corporation

111 RIDC Park West Drive

Pittsburgh, PA 15275-1112

USA

Authorized Signature:

  /s/    Raymond D. Newhouse

Printed Name/Title:      Raymond D. Newhouse / VP & CFO

Date of Signature:      January 14, 2011